FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com

FOR IMMEDIATE RELEASE
MAY 12, 2008

CHINA ARCHITECTURAL ENGINEERING AWARDED
$15 MILLION “SILICON VALLEY” CONTRACT IN GUANGZHOU

ZHUHAI, China, & LOS ANGELES—May 12, 2008 -- China Architectural Engineering, Inc. (CAE) (AMEX: RCH), a leader in the design, engineering, fabrication and installation of high-end building envelope solution systems, today announced that it has been awarded a $15 million contract to design, construct and install curtain wall systems for the “Silicon Valley” development in Guangzhou, China, where the major economic center and office centers of the area will be located. The project is expected to be completed by the second quarter of 2009.

“Silicon Valley,” also called “Science Town,” features a wide range of high-tech industrial facilities and other projects. It is being developed as Guangzhou’s prime area for business, residences and retailing, and will also include vacation destinations in this city noted for modernistic architecture. Microsoft, IBM, Intel, Oracle, Besco, Sony, Honda, Vtron, and DuPont are among the major companies that have agreed to occupy space in this new development.

“The new ‘Silicon Valley’ contract demonstrates CAE’s continued expansion to its already robust China business while it is also advancing into new markets abroad, said Ken Yi Luo, China Architectural Engineering’s Chairman and CEO. “We are excited to be associated with a development that houses several technology leaders in China as well as some of its most advanced and striking architecture.”

Wang Yang, the leader of the Guangdong’s Province, commented, “Xiguan represents Guangzhou’s past; Zhujiang New Town represents Guangzhou’s present; and Science Town represents Guangzhou’s future.”

To be added to China Architectural Engineering's investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering, Inc.

China Architectural Engineering, Inc. (CAE) (AMEX:RCH), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated & cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of building envelop solution systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the hottest construction markets in the world, including the Middle East, Central Asia and Eastern Europe. It recently set up operations in New York to expand in the U.S. and Canadian markets. CAE now has operations in 13 cities in China, Hong Kong, Sydney (Australia), Dubai (UAE) and New York (USA).

For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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